Exhibit 5.1

December 9, 2025

Chevron U.S.A. Inc.

5001 Executive Parkway, Suite 200

San Ramon, CA 94583

Ladies and Gentlemen:

We have acted as counsel to Chevron U.S.A. Inc., a Pennsylvania corporation (the “Company”), a wholly-owned subsidiary of Chevron Corporation (the “Parent”), in connection with the issuance by the Company of $154,204,000 aggregate principal amount of Floating Rate Notes due 2075 (the “Notes”), issued pursuant to an Indenture, dated as of August 12, 2020 (the “Base Indenture”), as supplemented by a Fifth Supplemental Indenture dated as of the date hereof (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company as issuer, the Parent as guarantor, and Deutsche Bank Trust Company Americas as trustee (the “Trustee”).

We have participated in the preparation of, or reviewed (1) the Registration Statement on Form S-3 (Reg. No. 333-283053) (the “Registration Statement”), which Registration Statement was filed jointly by the Company and Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on November 7, 2024; (2) the prospectus dated November 7, 2024 (the “Base Prospectus”), forming a part of the Registration Statement, as supplemented by a final prospectus supplement dated December 4, 2025 (the “Prospectus Supplement”) relating to the Notes, both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424(b) under the Act; (3) the Indenture; (4) the Amended and Restated Articles of Incorporation of the Company; (5) the Bylaws of the Company; and (6) such other corporate records, certificates, and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have deemed necessary or appropriate for purposes of the opinion set forth herein.

Based on the foregoing, we are of the opinion that the Notes are valid and binding obligations of the Company, except as may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Notes conform to specimens examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

We hereby consent to the reference to us in the Base Prospectus under the caption “Legal Matters,” to the reference to us in the Prospectus Supplement under the caption “Validity of the Securities,” to the references to us in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Parent’s Current Report on Form 8-K to be filed with the SEC on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Morgan, Lewis & Bockius LLP

One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401	+1.412.560.3300
United States	+1.412.560.7001

Chevron U.S.A., Inc.

December 9, 2025

This opinion is limited to the laws of the State of New York, the laws of the Commonwealth of Pennsylvania, and the Federal laws of the United States insofar as they bear upon matters covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP